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                                  [LETTERHEAD]


                                August 23, 2000

Teltech Resource Network Corporation
2850 Metro Drive
Minneapolis, Minnesota  55425

         Re: Agreement and Plan of Merger and Reorganization by and among Sopheon plc, Sopheon Corporation, and Teltech Resource Network Corporation dated January 21, 2000, as amended

Ladies and Gentlemen:

         You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Teltech Resource Network Corporation ("Teltech"), a Minnesota corporation, with and into Sopheon Corporation ("Merger Sub"), a Minnesota corporation and a wholly-owned subsidiary of Sopheon plc ("Sopheon"), a United Kingdom public company. The Merger is being consummated pursuant to the Agreement and Plan of Merger and Reorganization by and among Teltech, Sopheon, and Merger Sub dated as of January 21, 2000, as amended on April 28, 2000, and July 31, 2000 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

         In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus constituting part of the Registration Statement on Form F-4 to be filed by Sopheon with the Securities and Exchange Commission on or about August 24, 2000, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time. Finally, we have relied on the representations made by Teltech and Sopheon in tax certificates provided to us dated on or about the date hereof, and we have assumed that such representations will continue to be true, correct, and complete through the Effective Time.

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         Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Furthermore, we hereby confirm that the discussion set forth under the caption "Material Tax Consequences" in the Proxy Statement/Prospectus, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations, and qualifications set forth therein, accurately reflects our opinion of the material United States federal income tax consequences of the Merger.

         No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as an Exhibit to the Registration Statement on Form F-4 that includes the Proxy Statement/Prospectus, and to the references to Fredrikson & Byron, P.A. under the caption "Material Tax Consequences" in the Proxy Statement/Prospectus.

                                          Very truly yours,

                                          /s/ Fredrikson & Byron, P.A.

                                          FREDRIKSON & BYRON, P.A.